Exhibit 10.51

SUMMARY OF EXECUTIVE OFFICER COMPENSATION

Executive Officer Compensation—Payout of 2008 Bonuses

On January 21, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Sepracor Inc. (the “Company”) approved bonus payments to the Company’s executive officers with respect to their performance during 2008. The following table sets forth the bonus payments for 2008 paid to each of the Company’s executive officers.

Executive Officer	2008 Target Bonus	2008 Bonus Payment
Adrian Adams President and Chief Executive Officer	$1,050,000	$682,500
Robert F. Scumaci Executive Vice President and Chief Financial Officer	$260,000	$195,000
Mark H.N. Corrigan, M.D. Executive Vice President, Research and Development	$272,500	$218,000
Andrew I. Koven Executive Vice President, General Counsel and Corporate Secretary	$262,500	$236,250
Mark Iwicki Executive Vice President and Chief Commercial Officer	$300,000	$300,000	(1)
Richard Ranieri Executive Vice President, Human Resources and Administration	$202,500	$202,500	(2)

(1)           Mr. Iwicki was contractually guaranteed a 2008 bonus of $300,000.

(2)           Mr. Ranieri was contractually guaranteed a 2008 bonus of $202,500.

Executive Officer Compensation for 2009—Base Salary and Target Bonus

On January 21, 2009, the Committee approved the annual base salaries to be paid to the Company’s executive officers during 2009. In addition, the Committee established target bonuses for each executive officer as a percentage of each executive officer’s annual base salary. Each executive officer’s bonus for 2009 shall be determined based on, among other things, the Company’s overall performance, as well as such officer’s individual performance, during 2009. The following table sets forth the annual base salary for 2009 and 2009 target bonus for each of the Company’s executive officers.

Executive Officer	Annual Base Salary for 2009	2009 Target Bonus Percentage	2009 Target Bonus
Adrian Adams	$1,081,500	100%	$1,081,500
Robert F. Scumaci	$536,000	50%	$268,000
Mark H.N. Corrigan, M.D.	$561,500	50%	$280,750
Andrew I. Koven	$541,000	50%	$270,500
Mark Iwicki	$515,000	60%	$309,000
Richard Ranieri	$417,500	50%	$208,750

Stock Option and Restricted Stock Awards

Each executive officer may also be granted stock options, restricted stock or other awards pursuant to the Company’s equity incentive plans. The Committee may approve annual equity awards at its meeting that coincides with the Company’s annual meeting of stockholders and may approve grants to newly named executive officers at its first meeting following the executive’s first day of employment. With the approval of the full Board, additional equity awards may be granted to executive officers.

Other Compensation

The Company has also (1) entered into employment agreements with each of its executive officers, (2) entered into executive retention agreements with each of its executive officers, (3) agreed to make gross up payments to each of its executive officers in the event that any payments received by them in connection with a change of control constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended. The Company has previously filed these employment agreements, executive retention agreements and a summary of the 280G gross up plan with the Securities and Exchange Commission.